Exhibit 99.1
Blue River Bancshares, Inc. Announces Increased Dividend and Opening
Of Loan Production Office
January 29, 2007
Blue River Bancshares, Inc. (BRBI) today announced a quarterly dividend of $.02 per share was declared by the Board of Directors, payable March 1, 2007, to shareholders of record as of the close of business on February 15, 2007. This represents an increase of approximately 14% from the prior quarter. For purposes of broker trading, the ex-distribution date of the cash dividend will be determined by NASDAQ.
Russell Breeden, III Chairman, CEO and President of Blue River commented, “We are pleased to announce this increase in our dividend. The Board of Director’s optimism about the Company’s future is the primary reason for increasing the dividend from the prior quarter.”
Blue River is also pleased to announce that its wholly-owned banking subsidiary, Shelby County Bank, plans to open its first loan production office on February 6, 2007. The office, which will be located at 10150 Lantern Road, Fishers, Indiana, will service Hamilton County, Indiana as well as other areas in the Indianapolis Metropolitan Statistical Area. Mr. Breeden said of the loan production office, “This represents the next logical expansion of the Bank in that over 40% of the Bank’s current loan portfolio was originated outside of the Shelby County market.”
Mr. Breeden also said “We currently expect the previously announced sale of the charter of Paramount Bank to be completed during the second quarter of 2007 and that our 2006 earnings should be announced sometime during the last two weeks of February, 2007.”
Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, Lexington, Kentucky.
Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.
These forward-looking statements are based upon the current beliefs and expectations of Blue River’s management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of

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Blue River’s control. Blue River’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River’s control and any other risks detailed in Blue River’s reports filed with the Securities and Exchange Commission. Blue River undertakes no obligation to revise these statements following the date of this press release.

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